Exhibit 10.26

Confidential

CHANGE IN CONTROL SEVERANCE AGREEMENT

This Change in Control Severance Agreement (this “Agreement”), entered into on this 13 day of January, 2025 (the “Effective Date”) by and between Gogo Inc., a Delaware corporation (the “Company”), and Mike Begler (“Executive”). Certain capitalized terms used herein have the meanings given to them in Section 15 hereof.

Recitals:

WHEREAS, Gogo Business Aviation LLC (“OpCo”), a Delaware limited liability company, and wholly owned subsidiary of the Company, and the Executive have entered into an Employment Agreement dated as of January 13, 2025, (the “Employment Agreement”);

WHEREAS, the Board of Directors of the Company (the “Board”) considers the maintenance of a sound management to be essential to protecting and enhancing the best interests of the Company and its stockholders and, in this connection, recognizes that the possibility of a Change in Control may exist from time to time, and that this possibility, and the uncertainty and questions it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders;

WHEREAS, the Board has determined that appropriate steps should be taken to encourage the continued attention and dedication of members of management of the Company and its Subsidiaries to their assigned duties without the distraction which may arise from the possibility of a Change in Control; and

WHEREAS, in connection with Executive’s employment with OpCo, the Company and Executive desire to enter into this Agreement.

Agreement:

In consideration of the mutual covenants contained herein, the parties agree as follows:

1.
At-Will Employment. The Company and Executive acknowledge that the Executive’s employment with OpCo on and following the Effective Date is and shall continue to be at-will, as defined under applicable law. If the Executive’s employment terminates for any reason following the Effective Date, the Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, the Employment Agreement, any Additional Agreement (as defined below), or as may otherwise be established under the then-existing employee benefit plans or policies of the Company and its Subsidiaries at the time of termination.
2.
Change in Control and Severance Benefits.
(a)
Severance Payments. If Executive’s employment is terminated with the Company Group as a result of a Qualifying Termination, the Company shall pay Executive an amount equal to the sum of (i) twelve (12) months of Executive’s Base Salary, pursuant to Section 9(a) of the Employment Agreement (the “Basic Separation Payment”), (ii) an additional six (6) months of Executive’s Base Salary plus (iii) an amount equal to the product of (x) 1/12 of

Executive’s Target Bonus and (y) the number of months in the Severance Period ((ii) and (iii) collectively, the “Additional Payment”). Notwithstanding anything to the contrary in the Employment Agreement, the Company shall pay the Additional Payment together with the Basic Separation Payment (collectively, the “Severance Payment”), in cash in a single lump sum payment, within ten (10) days following the Date of Termination. In addition, during the eighteen (18) months following the Date of Termination or, if a shorter period, the maximum period permitted by law, should Executive timely elect to continue coverage pursuant to COBRA, the Company agrees to reimburse Executive for the COBRA premiums due to maintain health insurance coverage that is substantially equivalent to that which he received immediately prior to Executive’s termination (the “COBRA Payments”). The Company shall also pay Executive (A) any salary earned but unpaid prior to Date of Termination and all accrued but unused paid time off or vacation, (B) any business or reimbursable relocation expenses incurred but not reimbursed as of the Date of Termination in accordance with the applicable business expense reimbursement policy of the Company Group, effective on the Date of Termination, and (C) any award under the Annual Bonus Plan for which Executive has completed the prior calendar year and that has been approved by the Compensation Committee of the Board (the “Committee”) but for which the annual bonus has not been paid as of the Date of Termination.
(b)
Equity Award Acceleration. If Executive’s employment is terminated as a result of a Qualifying Termination, then the vesting of each Award that vests based on continued service, and the exercisability of each such Award that is a stock option, shall be automatically accelerated in full as of the Date of Termination. The Award shall continue to be exercisable in accordance with the Executive’s Award Agreement, and with respect to Awards other than stock options and restricted stock awards, will be settled upon vesting to the extent such accelerated vesting is permitted by Section 409A of the Code or, if not so permitted, on the scheduled settlement date in accordance with Executive’s Award Agreement, including in each case without any limitation of any provisions that provide that in connection with a Change in Control, an Award may be surrendered and cancelled in exchange for a cash payment.
(c)
Other Termination. If the Executive’s employment terminates other than as a result of a Qualifying Termination, the Executive shall not be entitled to receive severance or other benefits hereunder, but may be eligible for such severance and benefits (if any) as may then be available under the Employment Agreement, any Additional Agreement (as defined below), or the then-existing severance and benefit plans and policies of the Company Group.
(d)
No Mitigation Requirement. The Executive shall not be required to mitigate the amount provided for in this section by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this section be reduced by the amount of any compensation earned by the Executive as the result of employment by another employer, or by any set-off, counterclaim, recoupment, or other claim, right or action the Company Group may have against the Executive.
3.
Notices. All notices, reports, records or other communications which are required or permitted to be given to the parties under this Agreement shall be sufficient in all respects if given in writing and delivered in person, by telecopy, by overnight courier, or by registered or certified mail, postage prepaid, return receipt requested, to the Company at its corporate headquarters to the attention of the Corporate Secretary and to the Executive at the home address most recently provided by Executive to the Company, or, in the case of either party, to such other address as such party may have given to the other by notice pursuant to this Section 3. Notice shall be deemed given on the date of delivery, in the case of personal delivery or email, or on the delivery or refusal date, as specified on the return receipt, in the case of overnight courier or registered or certified mail. Any termination by the Company Group for Cause or by Executive for Good Reason shall be communicated by a notice of termination (“Notice of Termination”) to the other party given in accordance with this Agreement or the Employment Agreement. Such notice shall indicate the specific termination provision in this Agreement or the Employment Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated. The failure by the Company Group or Executive to include in the notice any fact or circumstance arising prior to the date of such notice which contributes to a showing of Cause or Good Reason, respectively, shall not waive any right of the Company Group or the Executive, as the case may be, hereunder, or preclude the Company or the Executive, as the case may be, from asserting such fact or circumstance in enforcing its or his or her rights hereunder.
4.
Limitation of Benefits.
(a)
If upon a Change in Control any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between the Company and its affiliates and Executive (“Payments”) would constitute a “parachute payment” within the meaning of section 280G of the Code (“Parachute Payments”), then, if and solely to the extent that reducing the benefits payable hereunder, would result in the Executive receiving a greater amount, on an after-tax basis, taking into account any excise tax imposed pursuant to section 4999 of the Code (the “Excise Tax”) and all applicable income, employment and other taxes payable on such amounts, the amounts payable hereunder shall be reduced or eliminated, as the case may be, so that the total amount of Parachute Payments received by the Executive would result in no portion of the payments being subject to the Excise Tax.
(b)
Any such reduction in the amount of compensation or benefits effected pursuant to this Section 4 shall first come from the Additional Payment and then, in order and in each case, solely to the extent necessary, from the Basic Separation Payment, the COBRA Payments and the benefit of the Award acceleration provided in Section 2(b).
5.
Restrictive Covenants. Notwithstanding anything to the contrary in this Agreement, the terms of Executive’s Employment Agreement (including Sections 4, 5, 6 and 7 of the Employment Agreement) shall remain in full force and effect in accordance with the terms thereof.
6.
Further Assurances. The parties shall cooperate fully with each other and execute such further instruments, documents and agreements, and shall give such further written assurances, as may be reasonably requested by one another to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intent and purposes of this Agreement.
7.
Applicable Law. This Agreement shall be governed by and construed in accordance with internal laws, but not the conflicts of law rules, of the State of Colorado.

8.
Arbitration.
(a)
Any dispute arising in connection with this Agreement shall be submitted to final and binding arbitration, except for equitable or injunctive actions or claims by Executive for workers’ compensation, unemployment compensation or benefits under a Company Group benefits plan. Judgment upon any award rendered by arbitration may be entered in any court having jurisdiction thereof.
(b)
The arbitrator shall be selected by the mutual agreement of the parties. Any arbitrator selected shall be a professional having at least ten years of experience in labor or employment related practice areas. If the amount in dispute under this Agreement, the Employment Agreement or any Additional Agreement exceeds $250,000 in the aggregate, the parties shall select, by mutual agreement, a panel of three arbitrators, rather than one arbitrator, to resolve the dispute.
(c)
The arbitration shall be conducted in Denver, Colorado (unless the corporate headquarters of the Company shall have been moved to another location, in which case the arbitration shall be conducted in such location). Reasonable discovery shall be permitted as determined by the arbitrator or arbitrators. Both parties to an arbitration shall have the right to be represented by counsel. The Company shall be responsible for paying all administrative fees, costs and expenses associated with the arbitration, including filing fees, the arbitrator’s fees, and the expense of the arbitration proceedings, with all other costs and attorneys’ fees to be paid by the party incurring such costs and fees (subject to any reimbursement pursuant to Section 9).
(d)
Except as otherwise provided herein, this arbitration procedure is the exclusive remedy for any contractual, non-contractual or statutory claim of any kind, including claims arising under federal, state and local statutory law, including, but not limited to, the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; the Colorado Anti-Discrimination Act, C.R.S. 24-34-401, et seq.; and common law or equitable claims alleging breach of contract, defamation, fraud, outrageous conduct, promissory estoppel, violation of public policy, wrongful discharge or any other tort, contract or equitable theory (collectively, “Covered Matters”). Executive agrees to engage in any and all reasonable internal dispute resolution procedures established by the Company Group prior to pursuing arbitration under this Agreement. Nothing in this Agreement shall require arbitration of any Covered Matters which, by valid law that is binding on Executive and the Company and not preempted by federal law, cannot be the subject of a compulsory arbitration agreement, and nothing in this Agreement shall be interpreted to mean that Executive is precluded from filing a charge or complaint with any federal, state or local governmental agency, legislative body, regulatory body or self-regulatory organization that prohibits waiver or limitation of such right, including, but not limited to, the Equal Employment Opportunity Commission, and the National Labor Relations Board.
(e)
Reimbursement of Legal Expenses. If any contest or dispute shall arise between the Company and the Executive regarding any provision of this Agreement, the Company shall reimburse the Executive for all legal fees and expenses reasonably incurred by the Executive in connection with such contest or dispute, but only if the Executive prevails to a substantial extent with respect to at least one of Executive’s material claims brought and pursued in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed) to the extent the Company receives written evidence of such fees and expenses. Any such reimbursements or expenses shall be paid not later than as soon as practicable following the resolution of the dispute but in no event later than the end of the first taxable year of the Executive in which the Company and the Executive enter into a legally binding settlement of such dispute, the Company concedes that the amount is payable, or the Company is required to make such payment pursuant to a final and nonappealable judgment or other binding decision.
9.
Severability. If any provision of this Agreement shall be held by any Court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the enforceability of all other provisions of this Agreement shall be unimpaired.
10.
Binding Agreement. Executive shall not delegate or assign any of Executive’s rights or obligations under this Agreement; provided, however, that the terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. The Company shall cause any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company’s business and/or assets to assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this section or which becomes bound by the terms of the Agreement by operation of law or otherwise. This Agreement may be amended only by a written amendment executed by both parties.
11.
Effect on other Agreements and Benefits. Except to the extent expressly set forth herein, any benefit or compensation to which Executive is entitled under the Employment Agreement or any other agreement between Executive and the Company or any of its Subsidiaries (each, an “Additional Agreement”), or any plan maintained by the Company Group in which the Executive participates or participated shall not be modified or lessened in any way, but shall be payable according to the terms of the applicable plan or agreement. Notwithstanding the foregoing, the severance benefits received by Executive upon a Qualifying Termination under the terms of this Agreement shall be in lieu of any substantially similar severance benefits to which the Executive would otherwise be entitled under the Employment Agreement or any other severance policy or plan maintained by the Company or any of its Subsidiaries as a result of such Qualifying Termination (the intent of the foregoing to prevent “double dipping”).
12.
Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.
13.
Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. The payments to Executive pursuant to this Agreement are also intended to be exempt from Section

409A of the Code to the maximum extent possible. The amount referred to herein as the “Basic Separation Payment” is intended to be exempt from being treated as deferred compensation under the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9). The change in the time and form of payment of the Severance Payment from installments as provided in the Employment Agreement to a lump sum payment as provided herein is intended to comply with Section 409A in reliance on such subsection of the regulations and, as applicable, Treasury regulation §1.409A-3(c). The amount referred to herein as the “Additional Payment” is a new legally binding right created pursuant to this Agreement and is intended to be exempt from Section 409A of the Code as short-term deferral pursuant to Treasury regulation §1.409A-1(b)(4). In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible. To the extent any amounts under this Agreement are payable by reference to Executive’s “termination of employment,” such term shall be deemed to refer to Executive’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if Executive is a “specified employee,” as defined in Section 409A of the Code, as of the date of Executive’s separation from service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Executive’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of Executive’s separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of the separation from service or (b) the date of Executive’s death. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.
14.
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
15.
Definitions. In addition to terms defined above and elsewhere in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Annual Bonus Plan” means the annual bonus plan established by the Board in which members of management participate.

“Applicable Good Reason Period” means the period commencing on the first anniversary of date of the consummation of a Change in Control and ending twelve (12) months thereafter.

“Award” means any options, restricted stock, restricted stock units or other equity incentives awarded to the Executive under the Plan.

“Award Agreement” means the written agreement between the Company and the Executive evidencing an Award under the Plan.

“Base Salary” means the Executive’s annual base salary paid or payable by the Company or any of its Subsidiaries at the rate in effect (or required to be in effect before any diminution that is a basis of the Executive’s termination for Good Reason) on the Date of Termination.

“Cause” shall have the meaning ascribed to it in the Employment Agreement.

“Change in Control” means:

(i)
the acquisition by any person, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding equity interests in the Company or the combined Voting Power of the Company’s then outstanding voting securities; or
(ii)
the consummation of a reorganization, merger or consolidation of the Company or the sale of all or substantially all of the assets of the Company, in each case with respect to which the persons who held equity interests in the Company immediately prior to such reorganization, merger, consolidation or sale do not immediately thereafter own, directly or indirectly, 50% or more of the combined Voting Power of the then outstanding securities of the surviving or resulting corporation or other entity;

in each case, provided that such event constitutes a “change in control” within the meaning of Section 409A of the Code.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company Group” means the Company and its direct and indirect Subsidiaries, including OpCo.

“Date of Termination” means (i) if the Executive’s employment is terminated by the Company Group for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or such later date specified in the Notice of Termination, as the case may be, (ii) if the Executive’s employment is terminated by the Company Group other than for Cause or Disability, the date on which the Company Group notifies the Executive of such termination or such later date specified in the Notice of Termination, as the case may be, (iii) if the Executive resigns without Good Reason, the date that such resignation becomes effective, and (iv) if the Executive’s employment is terminated by reason of death or Disability, the date of death of Executive or the date of receipt of notice of Disability from Executive, as the case may be. Notwithstanding the foregoing, in no event shall the Date of Termination occur until the Executive experiences a “separation from service” within the meaning of Section 409A of the Code, and the date on which such separation from service occurs shall be the “Date of Termination.”

“Disability” means a condition such that the Executive by reason of physical or mental disability becomes unable to perform his normal duties for a continuous period of one hundred eighty (180) days.

“Good Reason” means (i) a reduction by the Company or any of its Subsidiaries in Executive’s Base Salary or in his Target Bonus; (ii) a material diminution in the Executive’s position with the Company Group, such that the Executive is required to perform duties, authority and responsibilities following the Applicable Good Reason Period which would have been assigned to a position that would have been below the level of Executive Vice President, Chief Operating Officer under the title structure in effect at the Company Group immediately prior to the Change in Control; (iii) the relocation of Executive’s principal place of employment to a geographic location greater than fifty (50) miles from Denver, Colorado; (iv) the occurrence of a Change in Control following which the acquiror does not assume the obligations of the Company Group under this Agreement or the Employment Agreement; and (v) any material failure by the Company or any Subsidiary to pay the Executive any compensation when otherwise due under the terms of the Employment Agreement or any Additional Agreement; provided, however, that Executive may resign for Good Reason for purposes of this Agreement only if (x) he has given the Company written notice of its breach within ninety (90) days of the date that the Executive discovers such breach and (y) the Company has not remedied such breach on or before the 30th day following the Company’s receipt of such notice.

Notwithstanding the foregoing, Executive may not terminate his employment pursuant to clauses (ii) or (iii) of the definition of “Good Reason” until the one-year anniversary of the consummation of a Change in Control.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Plan” means the 2024 Omnibus Equity Incentive Plan (as amended from time to time or any successor equity plan, or any other plan or arrangement implemented by the Company or its Affiliates, including pursuant to the inducement grant exception to shareholder approval of equity plans set forth in NASDAQ Listing Rule 5635(c)(4)).

“Qualifying Termination” means:

(i)
at any time within the period commencing on the date of the consummation of a Change in Control and ending twenty-four (24) months thereafter, the Executive’s employment is terminated (A) involuntarily for any reason other than Cause, death or Disability or (B) by the Executive for Good Reason; or
(ii)
at any time following the date the Company or any of its Affiliates enters into a Sale Agreement with a third party and prior to the date of the consummation of the Change in Control pursuant to such Sale Agreement (and at a time the Company or any of its Affiliates has not terminated the Sale Agreement or otherwise abandoned the applicable transaction), the Executive’s employment is terminated (A) involuntarily for any reason other than Cause, death, or Disability, or (B) by the Executive for Good Reason.

“Sale Agreement” means an executed agreement that, if consummated, would result in a Change in Control. For the avoidance of doubt, a term sheet, letter of intent, or similar preliminary agreement shall not constitute a Sale Agreement hereunder.

“Severance Period” shall mean 18 months.

“Subsidiary” means any corporation, limited liability company or other Person in which the Company, directly or indirectly, holds a majority of the voting power of such entity’s outstanding shares of capital stock, membership interests or other equity interests.

“Target Bonus” means the target bonus, determined by multiplying an agreed-upon percentage times Base Salary, for which Executive is eligible under the Employment Agreement, or if such Employment Agreement no longer specifies a target bonus amount, under the Annual Bonus Plan or other Additional Agreement, in each case, at the percentage in effect (or required to be in effect before any diminution that is a basis of the Executive’s termination for Good Reason) on the Date of Termination.

“Voting Power” when used in the definition of Change in Control shall mean such specified number of the Voting Securities as shall enable the holders thereof to cast such percentage of all the votes which could be cast in an annual election of directors.

“Voting Securities” shall mean all securities of a company entitling the holders thereof to vote in an annual election of directors.

The parties have executed this Agreement on the date first written above, effective as of the Effective Date.

COMPANY: Gogo Inc. /s/ Crystal L. Gordon Name: Crystal L. Gordon Title: EVP, General Counsel and CAO	EXECUTIVE: Mike Begler /s/ Mike Begler Print Name: Mike Begler

Signature Page – Change in Control Severance Agreement